Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

J.P. Morgan Securities Ltd.

125 London Wall, London EC2Y 5AJ

Attention: Head of Debt Syndicate and Head of EMEA Debt Capital Markets Group, Legal

Facsimile: + 44 (0) 20 7325 8270

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attention: High Grade Debt Syndicate

Facsimile: + 1 646 855 0116

Telephone: + 1 646 855 6433

BNP PARIBAS

10 Harewood Avenue

London NW1 6AA

United Kingdom

Attention: Syndicate

Facsimile: + 44 (0) 20 7595 2555

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attention: Manager, Transaction Management

Facsimile: +44 20 7597 8644

Telephone: +44 20 7597 8000